Exhibit 10.2

OPTION CERTIFICATE

NONQUALIFIED STOCK OPTION (Non-Assignable)

For %%TOTAL_SHARES_GRANTED%-% Shares

To Purchase Common Stock of Forrester Research, Inc.

Issued Pursuant to the Forrester Research, Inc. Amended and Restated 2006 Equity Incentive Plan (“Plan”)

THIS CERTIFIES that on xxxx, 201   (“Issuance Date”) %%FIRST_NAME%-% %%LAST_NAME%-% (the “Holder”) was granted an option (the “Option” or this “Option”) to purchase all or any part of %%TOTAL_SHARES_GRANTED%-% fully paid and non-assessable shares (“Shares”) of Common Stock (par value of $.01 per share) of Forrester Research, Inc. (the “Company”) at the option price $ xxxx per share, which is not less than the fair market value of the Shares on the date of grant of this Option, upon and subject to the following terms and conditions:

1. Nature of Option. This Option is to be treated for all purposes as an option that does not qualify as an incentive stock option as defined in Section 422 of the Code. This Option is intended not to constitute or provide for “nonqualified deferred compensation” subject to Section 409A of the Code. The right and option to purchase shares hereby granted shall be exercisable as provided in Paragraph 3 hereof, in accordance with the determination made by the Compensation and Nominating Committee (the “Committee”) of the Company’s Board of Directors administering the Plan.

2. Expiration. This Option shall expire on xxxx, 20     (“Expiration Date”).

3. Vesting and Exercise. This Option may be exercised or surrendered during the Holder’s lifetime only by the Holder. This Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution.

Except as provided below in this Paragraph 3, this Option will not vest and may not be exercised unless the Holder shall have been continuously employed by the Company or any of its subsidiaries for a period of twelve (12) months after the Issuance Date, or until xxxx, 201   with regard to one-fourth of the total Shares that can be purchased under the Option (rounded to the nearest whole Share), twenty-four (24) months after the Issuance Date, or until xxxx, 201   with regard to one-half of the total Shares that can be purchased under the Option (rounded to the nearest whole Share), for thirty-six (36) months after the Issuance Date, or until xxxx, 201   with regard to an additional one-fourth of the total Shares under the Option (rounded to the nearest whole Share), and for forty-eight (48) months after the Issuance Date, or until xxxx, 201   for the balance of the total Shares under the Option. Upon and after such dates, the applicable portion of this Option shall vest and shall be exercisable. Except as otherwise permitted herein, if the Holder’s employment is terminated prior to the full vesting of the Option, all rights with respect to any unvested portion shall be forfeited and the remaining portion shall remain exercisable, if at all, in accordance with Paragraph 7 below. Notwithstanding the foregoing, this Option will be forfeited in its entirety if the Holder has not signed and returned to the Company this Option Certificate on or before xxxx, 201  .

Notwithstanding the foregoing, the unvested portion of this Option shall become exercisable to the extent, if any, provided in and in accordance with the provisions of Section 7(a) of the Plan (pertaining to “Covered Transactions”) in the circumstances described in said Section 7(a).

This Option shall be exercised by the delivery of a written notice duly signed by the Holder, together with this Option Certificate, and the full purchase price of the Shares purchased pursuant to the exercise of this Option, to the Committee or an officer of the Company appointed by the Committee for the purpose of receiving the same. This Option may not be exercised at any time when such Option, or the exercise or payment thereof, may result in the violation of any law or governmental order or regulation.

Payment for the Shares purchased pursuant to the exercise of this Option shall be made in full at the time of the exercise of the Option (a) by check payable to the Company, or (b) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price.

4. Restricted Activities. In consideration for the grant of the nonqualified stock option evidenced by this Option Certificate, the Holder acknowledges, and agrees to comply with, the restrictions on activities set forth in Exhibit A hereto. The holder acknowledges that if s/he were to breach the provisions of Exhibit A, in addition to any monetary damages and/or attorneys’ fees that may be awarded to the Company, the Company shall be entitled to obtain (and the Holder will not contest) preliminary and permanent injunctive relief against any such breach, without having to post a bond.

5. Delivery of Shares. Within a reasonable time after the exercise of the Option, the Company shall cause to be delivered to the person entitled thereto the number of Shares purchased pursuant to the exercise of the Option.

6. Withholding. In the event that the Holder elects to exercise this Option or any part thereof, and if the Company or its subsidiaries shall be required to withhold any amount by reason of any federal, state, non-U.S. or other local tax rules or regulations in respect of the issuance of Shares to the Holder pursuant to the Option, the Company or any such subsidiary shall be entitled to satisfy such withholding obligations in accordance with the terms of Section 6 of the Plan.

7. Termination. Notwithstanding Paragraph 3 above, this Option, to the extent unexercised, shall terminate immediately upon the earliest to occur of the following:

(a) The Expiration Date of the Option;

(b) The expiration of three months from the date of termination of the Holder’s employment by the Company or any of its subsidiaries (other than a termination described in subparagraph (c), (d), or (e) below); provided, that if the Holder shall die during such three-month period, the time of termination of the unexercised portion of the Option shall be determined under the provisions of subparagraph (d) below, subject to subparagraph (a) above;

(c) The expiration of one year from the date of termination of the employment of the Holder due to permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (other than a termination described in subparagraph (e) below);

(d) The expiration of one year following the Holder’s death if it occurs while Holder is employed by the Company or its subsidiaries; or

(e) The termination of the Holder’s employment by the Company or any of its subsidiaries if such termination constitutes or is attributable to a breach by the Holder of an employment agreement with the Company or its subsidiaries, or if the Holder is discharged for cause. The Committee shall have the right to determine whether the Holder has been discharged for breach or for cause and the date of such discharge, and such determination of the Committee shall be final and conclusive.

8. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of the Option such number of Shares as shall be required for issuance or delivery upon exercise hereof.

9. Rights of Holder. Nothing contained herein shall be construed to confer upon the Holder any right to be continued in the employ of the Company or any of its subsidiaries, or derogate from the right of the Company or any of its Subsidiaries to retire, request the resignation of, or discharge the Holder at any time, with or without cause. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company or its subsidiaries, either at law or equity, and the rights of the Holder are limited to those expressed herein and in the Plan and are not enforceable against the Company or its subsidiaries, except to the extent set forth herein.

10. Exclusion from Pension and Incentive Computations. By acceptance of the grant of the Option, the Holder hereby agrees that any income realized upon the receipt or exercise hereof, or upon the disposition of the Shares received upon its exercise, is special incentive compensation and will not be taken into account as “wages,” “salary,” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit-sharing, bonus, or deferred compensation plan of the Company, or its subsidiaries.

11. Registration; Legend. Without limiting the generality of Section 8 of the Plan, the Company may postpone the issuance and delivery of Shares upon any exercise of the Option until (a) the admission of such Shares to listing on any stock exchange or exchanges on which Shares of the Company of the same classes are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Holder shall make such representations and furnish such information as, in the opinion of counsel for the Company, may be appropriate to permit the Company to issue the Shares in compliance with the provisions of the Securities Act of 1933, as amended, or any comparable act. The Company may cause an appropriate legend to be set forth on each certificate representing Shares or any other security issued or issuable upon exercise of the Option unless counsel for the Company is of the opinion as to any such certificate that a legend is unnecessary.

12. Amendment. The Committee may, with the consent of the Holder in the case of an amendment that adversely affects the Holder’s rights under the Option, at any time or from time to time, amend the terms and conditions of the Option.

13. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Company, at its office at 60 Acorn Park Drive, Cambridge,

Massachusetts 02140, or at such other address as the Company by notice to the Holder may designate in writing from time to time; to the Holder, at the address shown below his signature on this Option certificate, or at such other address as the Holder by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.

14. Personal Data. Holder agrees, understands and acknowledges that by signing this Option Certificate, Holder has given his/her voluntary and explicit consent to the Company to process personal data and/or sensitive personal data concerning the Holder, including but not limited to the information provided in this Certificate and any changes thereto, other necessary or appropriate personal and financial data relating to Holder and Holder’s Option, participation in the Plan, and the Shares acquired from time to time upon exercise of the Option. Holder also hereby gives his or her explicit and voluntary consent to the Company to transfer any such personal data and/or sensitive personal data or information outside the country or jurisdiction in which the Holder works or is employed in order for the Company to fulfill its obligations under this Option and the Plan. Holder acknowledges that the Company and any subsidiary may make such personal data available to one or more third parties selected by the Company or the Administrator who provide services to the Company relating to the Option and the Plan. Holder hereby acknowledges that he or she has been informed of his or her right of access to his or her personal data by contacting his or her strategic growth representative. Holder understands and acknowledges that the transfer of the personal data is important to the administration of the Option and the Plan and that failure to consent to the transmission of such data may limit his or her participation in the Plan.

15. Incorporation of Plan; Interpretation. The Option and this Option Certificate are issued pursuant to and are subject to all of the terms and conditions of the Plan, the terms, conditions, and definitions of which are hereby incorporated as though set forth at length, and the receipt of a copy of which the Holder hereby acknowledges by his signature below. A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Option and of the Plan shall be final. The Committee may authorize and establish such rules, regulations, and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

16. Miscellaneous. (a) Interpretation. If any provision of this Option Certificate, including any exhibits hereto, should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions and shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. (b) Choice of Law; Consent to Jurisdiction. This Option Certificate shall be governed by and construed in accordance with the laws of the state of Delaware. In the event of any alleged breach of the provisions of this Option Certificate, the Holder hereby consents and submits to the jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and will accept service of process by registered or certified mail or the equivalent directed to the last known address on the books of the Company or by whatever other means are permitted by such court. (c) Assignability of Restricted Activities Obligation. The Holder’s obligations pursuant to paragraph 4 above (“Restricted Activities”), shall inure to the benefit of the Company and any successor of the Company by reorganization, merger, consolidation, or liquidation and any assignee of all or substantially all of the business or assets of the Company or of any division or line of business of the Company with which the Holder is at any time associated.

Unless otherwise indicated to the contrary herein, defined terms used in this Option Certificate shall have the same meaning as used in the Plan.

IN WITNESS WHEREOF, the parties have signed this Certificate on the date first above written.

Forrester Research, Inc.

By:	/S/
Chief Legal Officer

ACCEPTED AND AGREED TO:

First Last

Date

Address

City State Postal Code

Country

Exhibit A

1.	Non-Recruitment. For a period of one year after my employment with Forrester terminates, I will not, and will not assist anyone else to (i) hire or attempt to hire any employee of Forrester, (ii) encourage any employee of Forrester to discontinue employment with Forrester or any former employee to become employed in any business directly or indirectly competitive with Forrester’s business, or (iii) encourage any independent contractor or supplier of Forrester to discontinue its relationship or violate any agreement with Forrester.

2.	Restricted Activities. I agree that some restrictions on my activities during my employment are necessary to protect the goodwill, Proprietary and Confidential Information, and other legitimate interests of Forrester. While I am employed by Forrester, I will not compete or undertake any matters for any outside business competitive with Forrester. I acknowledge and agree that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information, but that proof of such use or disclosure would be extremely difficult. To forestall this disclosure and use, and in consideration of my employment with Forrester and the equity award granted to me, I agree that for a period of one (1) year after my employment with Forrester terminates, I will not, directly or indirectly, engage in any business activity that is or may be competitive with Forrester, whether as an employee, consultant, agent, partner, owner, investor, or otherwise, in any location where Forrester conducts its business. I further agree that for a period of one (1) year after my employment with Forrester terminates, I will not, and will not assist anyone else to, solicit or endeavor to entice away from Forrester any of its clients or customers, or any of its prospective clients or customers with whom I had material dealings during my employment with Forrester. If I violate any of the foregoing provisions, then the time limits set forth in this paragraph shall be extended for a period of time equal to the period of time during which such breach occurs, and in the event Forrester is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals. The foregoing restrictions will not prevent my owning 1% or less of the equity of any publicly traded company. I agree that the foregoing restrictions are reasonable in nature and appropriate to provide adequate protection to Forrester’s business and that such restrictions do not preclude me from pursuing my livelihood.

3.	Notice Requirement. Until six months after the conclusion of the periods set forth above, including any extensions, I will notify Forrester in writing of any change in my address and of each new job or other business activity in which I plan to engage, at least 30 days prior to beginning such job or activity, or as soon as practicable if 30 days prior notice is not possible. Such notice shall include the name and address of any new employer and the nature of my position.

4.	Definitions.

Forrester means the Company, and all subsidiaries and other entities directly or indirectly owned or controlled by it.

Intellectual Property means inventions, discoveries, developments, improvements, methods, processes, compositions, trademarks, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by or for Forrester.

Proprietary Information means all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Forrester, or any affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Forrester in the course of his or her employment or otherwise produced or acquired on behalf of Forrester. All Proprietary Information not generally known outside of Forrester’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Proprietary and Confidential Information includes, without limitation, such information, whether written, electronic, or oral, relating to (i) the development, research, and sales and marketing activities of Forrester; (ii) the Products; (iii) the financial information of Forrester, including without limitation actual and forecasted bookings, revenues, expenses, profit, and prices; (iv) the strategic plans of Forrester; (v) the identity and special needs of the customers and prospective customers of Forrester; (vi) people and organizations with whom Forrester has business relationships and those relationships; and (vii) personal information about the employees of Forrester. Proprietary and Confidential Information includes information in electronic form, including, without limitation, information on Forrester’s electronic network and files, and other information that is not reduced to writing. Proprietary and Confidential Information also includes such information that Forrester may receive or have received belonging to customers or others who do business with Forrester. In addition, except to the extent disclosed by Forrester on a non-confidential basis, Proprietary and Confidential Information includes Intellectual Property, as defined above.

Products shall mean all products and product packaging (written, electronic, consultative, event, or otherwise) which are researched, developed, planned, published, sold, licensed, or otherwise distributed or put into use by Forrester, including, without limitation, all research published or planned by Forrester, all research groups created or planned by Forrester, and all consulting and advisory services and events provided or planned by Forrester.